                                                         Exhibit 99.B(h)(xii)(d)

           AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement dated May 1, 2001 and amended on June 11, 2003 by and between, JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), AYCO SERIES TRUST and THE AYCO COMPANY, L.P. is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

   2. All references to New Jersey are replaced with New York.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.


JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY        AYCO SERIES TRUST

By: ___________________                              By: ___________________

Name: ________________                               Name: ________________

Date: _________________                              Date: _________________


THE AYCO COMPANY, L.P.

By: _______________________

Name: ____________________

Date: _____________________